                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT
                            ------------------------


                  THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is made this 5th day of June, 1998, by and between TELESERVICES ACQUISITION CORPORATION, a Delaware corporation ("Buyer"), TELESERVICES HOLDINGS CORPORATION, a Delaware corporation and holder of all the issued and outstanding capital stock of Buyer ("Parent"), OPERATORS STANDING BY, INC., a Florida corporation ("OSB"), and Jerry D. Lewis (the "Seller").

                              W I T N E S S E T H :
                              - - - - - - - - - - -

                  WHEREAS, OSB is principally engaged in the business of supplying telemarketing services and is the end user and subscriber for certain toll free telephone numbers listed on Schedule 2.1(q) hereto (the "Toll Free Telephone Numbers");

                  WHEREAS, the Seller is presently the owner of all of the issued and outstanding capital stock of the "OSB Stock"; and

                  WHEREAS, the Seller desires to sell his shares of OSB Stock to Buyer and Buyer desires to purchase all of the OSB Stock from the Seller, all in the manner and subject to the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                  1. TERMS OF ACQUISITION

                  1.1 STOCK PURCHASE. On the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined), the Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, all right, title and interest of the Seller, legal or equitable, in and to the shares of OSB Stock. The certificates evidencing the OSB Stock shall be delivered at the Closing (as hereinafter defined) to Buyer, free and clear of all liens, claims, security interests and encumbrances, accompanied by duly executed stock powers (endorsed in blank, with signatures guaranteed) and any necessary stock transfer tax stamps affixed thereto.

                  1.2 PURCHASE PRICE. (a) As the purchase price for all of the OSB Stock (the "Purchase Price"), (i) Buyer shall pay to the Seller an aggregate sum, subject to adjustment as provided in Section 1.4 below, of [*****] in cash (the "Cash Purchase Price") and (ii) Buyer shall cause Parent to issue [******] shares of Common Stock of Parent (the "Parent Common Stock") which shall be equal to [****] of outstanding after completion of Phase I and Phase II Acquisitions, the further transfer of which shall be restricted under the Securities Act of 1933, as amended (the "Securities Act") and as provided under
Section 2.2(e) hereof. For purposes

-------------------
In this Exhibit, "[***]" represents material omitted from this Exhibit and filed separately with the Securities and Exchange Commission and for which Confidential Treatment has been requested.

hereof, (i) "Phase I Acquisition" shall mean the acquisition by Buyer of the businesses of Operators Standing By, Inc., Sweet, Schatz and Lewis, Inc., U.S. Telefactors Corporation and Protocol Communications Services, Inc. and "Phase II Acquisitions" shall mean the acquisition by Buyer or its Affiliates of businesses comparable in revenue and earnings, in the aggregate, to the Phase I Acquisitions and which acquisitions shall occur on or before March 31, 1999.

          (b) The Cash Purchase Price shall be payable in cash at Closing by wire transfer of immediately available funds as follows: (i) [******] to an account of the Seller designated in writing by him and (ii) [*******] to the account of Williams, Parker, Harrison, Dietz & Getzen Trust Account, as escrow agent ("Escrow Agent") designated in the escrow agreement annexed hereto as Exhibit A (as the same may be amended from time to time, the "Escrow Agreement"), to be held and disbursed by the Escrow Agent pursuant to the terms thereof.

          (c) Certificates representing the shares of Parent Common Stock shall be delivered to the Seller at Closing.

     1.3 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of O'Melveny and Meyers, Buyer's Lender's counsel, in New York City, at 10:00 A.M., June 5, 1998, or at such other place and/or on such other date and time as shall be agreed upon by Buyer and the Seller (the "Closing Date").

     1.4 PURCHASE PRICE ADJUSTMENT.

          (a) Within one hundred twenty (120) days after Closing, Buyer, at its expense, shall cause KPMG Peat Marwick LLP to deliver to the Seller audited balance sheets and related statements of income, retained earnings and cash flows for each of OSB and Sweet, Schatz & Lewis, Inc., a Florida corporation ("SS&L"); for their respective 12-month periods ended March 31, 1998 (the "Financial Statements") all of which financial statements shall be prepared in accordance with generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities Exchange Commission applicable to financial reporting of public companies.

          (b) The Seller shall have forty-five (45) days from delivery of the Financial Statements to raise any objection thereto by delivery of written notice to Buyer setting forth such objections in reasonable detail. In the event that the Seller shall fail to so deliver such written objections with respect to any of the Financial Statements within such 45-day period, then any such Financial Statements in respect of which no such objection is so delivered shall be deemed final and binding on the parties. In the event that any such objections are so delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and, if unable to do so within fifteen (15) days of delivery of such objections, shall, within five (5) business days thereafter designate a nationally recognized firm of independent public accountants, mutually satisfactory to Buyer and the Seller (the "Independent Accountants"). In the event that Buyer and the Seller are unable to agree on the Independent Accountants within such 5-business day period, the Independent Accountants shall be designated jointly by the independent accountants of Buyer and OSB within three (3) business days thereafter. The Independent Accountants shall resolve all remaining objections to the Financial Statements made by the Seller in accordance herewith within forty-five (45) days from their date of designation. The determination of the



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Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountants shall be borne by the Seller, unless the determination of the Independent Accountants shall result in an aggregate net Adjustment Amount (as defined below) exceeding [********].

          (c) The Cash Purchase Price shall be adjusted in each of the following instances, based on the Financial Statements, as finally determined in accordance herewith, by the amounts ("Adjustment Amounts") determined as follows:

               (i) in the event that on March 31, 1998, outstanding Funded Debt (as defined below) shall exceed [******], the Cash Purchase Price shall be reduced by an amount equal to such excess; and

               (ii) in the event that [****] shall exceed 12-Month EBITDA (as defined below) by more than [*****] (e.g. [***]), the Cash Purchase Price shall be reduced by an amount equal to [****] for each $1.00 of such excess (rounded down to the nearest whole dollar).

Adjustment Amounts determined pursuant to this Section 1.4(c) shall not exceed $[******] in the aggregate, unless the Seller shall have provided information to Buyer in connection herewith, or made representations or warranties hereunder, regarding the financial condition or business of OSB and/or SS&L which, in either case, the Seller knew or should have known were inaccurate or misleading, or omitted facts necessary to make them not misleading, in which event the Cash Purchase Price shall be reduced by the entire Adjustment Amounts as though no such limitation applied. Within three (3) business days of the final determinations of the applicable Financial Statements, the Seller shall pay to Buyer (whether or not the sum of such Adjustment Amounts shall exceed the Cash Purchase Price) each Adjustment Amount by wire transfer of immediately available funds to an account designated by Buyer in writing to the Seller.

          (d) For purposes hereof, (i) "Funded Debt" shall mean the aggregate indebtedness of OSB and SS&L for borrowed money outstanding on March 31, 1998 (including, without limitation, capitalized lease obligations), exclusive of (A) cash in the bank accounts listed on Schedule 2.1(s) hereto as of March 31, 1998 and (B) indebtedness incurred under the revolving credit facilities referred to in Schedule 2.1(v) hereto and in Schedule 2.1(v) to the Stock Purchase Agreement dated the date hereof among, Buyer, the Seller, SS&L and other stockholders of SS&L, but only to the extent incurred in order to fund OSB's working capital requirements, and (ii) "12-Month EBITDA" shall mean the combined earnings of OSB and SS&L for the 12-month period ended March 31, 1998, before deduction for interest, taxes, depreciation and amortization, in each case determined in accordance with GAAP on an accrual basis and before deduction of [********] in non-recurring charges mutually agreed to by Buyer and the Seller (the "Non-Recurring Charges") and as set forth on the Financial Statements.

     2. REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF OSB AND THE SELLER. OSB and the Seller hereby,


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jointly and severally, represent and warrant to, and covenant and agree with,
Buyer as follows:

          (a) ORGANIZATION, GOOD STANDING AND POWER. OSB is a corporation duly organized, validly existing and in good standing and authorized to exercise its corporate powers, rights and privileges under the laws of the State of Florida with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Schedule 2.1(a) hereto sets forth all states and other jurisdictions in which OSB is duly qualified and in good standing to do business as a foreign corporation. There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of its business makes such qualification necessary, except to the extent that failure to do so would not have a material adverse effect on the financial condition, business or operations of OSB. Copies of OSB's Articles of Incorporation and all amendments thereto, and of OSB's By-Laws, as amended to date, are attached to Schedule 2.1(a) and are complete and correct. OSB's minute books contain complete and accurate records of all meetings and other corporate actions, including, without limitation, actions by unanimous written consent of the Seller and board of directors of OSB (including all committees of its board of directors).

          (b) CAPITALIZATION. The authorized capital stock of OSB consists of 1,200 shares of Common Stock, par value $1.00 per share, of which 120 shares are issued and outstanding and are owned by the Seller. All issued shares of OSB Stock have been duly authorized and validly issued and are fully paid and nonassessable. All prior offerings and sales of OSB Stock have been made in accordance with all Federal and state securities laws. There are no outstanding obligations, options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which OSB is a party or otherwise bound which provide for the purchase or issuance by OSB of any authorized but not outstanding, or authorized and outstanding shares of capital stock of OSB. There is no personal liability attached to the OSB Stock. No person has any preemptive or similar rights in respect of any securities of OSB.

          (c) AUTHORITY. The execution and delivery by OSB and the Seller of this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by any or all of them (all of the foregoing, including this Agreement, being hereinafter sometimes collectively referred to as the "Executed Agreements"), the performance by OSB and the Seller (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary corporate action on the part of OSB and by the Seller, and OSB has all necessary corporate power with respect thereto. The Executed Agreements are, or when executed and delivered by the delivering parties shall be, the valid and binding obligations of the delivering parties, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws and, as to the availability of equitable remedies, subject to general principles of equity and the discretion of the court having jurisdiction thereof. Except as set forth on Schedule 2.1(c) hereto, neither the execution and delivery by OSB and the Seller (to the extent that they are parties thereto) of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by OSB and the Seller (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of OSB, (ii) give rise to a default, or any right of termination,



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cancellation or acceleration, or otherwise result in a loss of contractual benefits to OSB, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which OSB or the Seller is a party or by which it or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to OSB or the Seller or any of their respective properties or assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of OSB, or (v) interfere with or otherwise materially and adversely affect the ability of OSB to carry on its business as now conducted.


          (d) INTERESTS IN OTHER ENTITIES. Except as set forth in Schedule 2.1(d) hereto, OSB does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation or entity, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any entity, or (iii) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or to share any profits or capital investments in other persons or entities, or both.

          (e) GOVERNMENTAL AUTHORIZATIONS; THIRD PARTY CONSENTS. Except as set forth in Schedule 2.1(e) hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other entity, and no lapse of a waiting period, is necessary or required to be obtained by OSB or the Seller in connection with the execution, delivery or performance by any of them, of this Agreement, any of the Executed Agreements or the transactions contemplated hereby.

          (f) PROJECTIONS. OSB has delivered to Buyer a set of projections (the "Projections"), a copy of which its attached hereto as Schedule 2.1(f), which the Seller has been advised are material to Buyer in its decision to enter into this Agreement and purchase the OSB Stock hereunder. The Projections are based on the best estimates of OSB and the Seller derived from reasonable expectations at the time the Projections were made, and OSB and the Seller believe that Buyer is justified in relying thereon, there being, however, no guarantee of the achievement of the Projections.

          (g) FINANCIAL STATEMENTS; MINIMUM NET WORTH.

               (i) OSB has delivered to Buyer true and complete copies of its unaudited balance sheets as of December 31, 1996, and related statements of income, retained earnings and cash flows for the period then ending (the "1996 Financial Statements"), true and complete copies of its unaudited balance sheets as of December 31, 1997, and related statements of income, retained earnings and cash flows for the period then ending (the "1997 Financial Statements") and true and complete copies of its unaudited balance sheet as of March 31, 1998 (the "Interim Balance Sheet"), and related statements of income, retained earnings and cash flows for the period then ending (collectively, with the Interim Balance Sheet, the "Interim Financial Statements"). All of such financial statements, including any notes thereto, were prepared on the basis set forth in
Schedule 2.1(g), applied on a consistent basis throughout the periods involved subject, in respect of the Interim Financial Statements, to normal year-end audit adjustments, none of which are material (except as may be otherwise expressly stated in said financial statements and notes thereto or in Schedule 2.1(g) hereto) and such financial statements



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fairly present the financial position of OSB at the dates thereof and the results of its operations for the periods as indicated. The books and records of OSB are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of OSB as set forth in the financial statements referred to herein.

               (ii) As of March 31, 1998, OSB and SS&L shall have had a Net Worth equal to or greater than [******] . For purposes hereof, "Net Worth" shall mean the excess of (A) the combined total assets of OSB and SS&L as of March 31, 1998 over (B) the combined total liabilities of OSB and SS&L as of March 31, 1998 in each case, determined in accordance with GAAP.

               (iii) The Non-Recurring Charges represent obligations actually incurred or paid by OSB or SS&L.

          (h) ABSENCE OF UNDISCLOSED LIABILITIES. OSB does not have any liabilities, commitments or obligations, whether accrued, absolute, contingent or otherwise which have not been (i) in the case of liabilities, commitments and obligations of a type customarily reflected on the corporate balance sheet of OSB, reflected on the Interim Balance Sheet, incurred, consistent with past practice, in the ordinary course of business since the date of the Interim Balance Sheet and which are not material either individually or in the aggregate or (ii) in the case of all other types of liabilities and obligations, described in Schedule 2.1(h) hereto.

          (i) ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Schedule 2.1(i) hereto, since December 31, 1997, OSB has not:

               (i) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, business, operations or prospects;

               (ii) incurred any material liabilities or obligations except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $50,000 (counting obligations or liabilities arising from one transaction or a series or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

               (iii) paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Interim Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Interim Balance Sheet;

               (iv) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;



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               (v) written off as uncollectible any notes or accounts
receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which are material;

               (vi) canceled any debts or waived any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

               (vii) disposed of or permitted to lapse any rights to use any Toll Free Telephone Number listed on Schedule 2.1(q) hereof, patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person any trade secret, formula, process or know-how;

               (viii) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and, unless otherwise set forth in Schedule 2.1(i), no such increase is customary on a periodic basis or is required by agreement or understanding;

               (ix) made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible assets or made aggregate capital expenditures and commitments in excess of $50,000 (on a consolidated basis), for additions to property, plant, equipment or intangible assets;

               (x) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock;

               (xi) made any change in any method of accounting or accounting practice;

               (xii) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, debtholders, stockholders or employees or any "affiliate" or "associate" of any of its officers, directors, noteholders, stockholders or employees (as such terms are defined in Rule 405 promulgated under the Securities Act and as used herein "Associate" and "Affiliate"), except for compensation to officers and employees at rates not materially exceeding the rates of compensation paid during the year ended December 31, 1997;

               (xiii) paid any amount in respect of indebtedness for borrowed money except for regularly scheduled payments of principal and interest in accordance with the terms thereof; or

               (xiv) agreed, whether in writing or otherwise, to take any action described in this Section unless such action is specifically excepted from this Section or described in Schedule 2.1(i).



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          (j) TAX MATTERS. Except as set forth in Schedule 2.1(j) hereto, OSB has filed with the appropriate governmental agencies all Federal, state, local or foreign tax returns and reports required to be filed by it ("Returns"), has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes ("Taxes"), together with interest, penalties, assessments and deficiencies owed by it (whether or not shown on any Returns), and all such Returns were correct and complete in all respects. OSB is not currently the beneficiary of any extension of time within which to file any Returns. The Seller has previously provided Buyer with true and complete copies of all such Returns filed within the past 5 years. The provisions for income and other Taxes reflected on the Interim Balance Sheet are adequate for all accrued and unpaid taxes of OSB as of the date of the Interim Balance Sheet, whether (i) incurred in respect of or measured by income of OSB for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provision for Taxes reflected on the books of account of OSB is adequate for all Taxes of said entity which accrued since the date of the Interim Balance Sheet. There are no filed or other known tax liens upon any property or assets of OSB. OSB has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to OSB's or the Seller's best knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes. To the best knowledge of OSB and the Seller, no issue has arisen in any examination of OSB by any governmental authority that if raised with respect to any other period not so examined would, if upheld, result in a material deficiency for any other period not so examined. There is no unresolved written claim by a governmental authority in any jurisdiction where OSB does not file Returns that OSB is or may be subject to taxation by such jurisdiction. There has been no examination or audit with respect to Taxes with respect to any year. OSB is not required to make any adjustment pursuant to Section 481 of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a change in accounting method or otherwise and, to the best knowledge of OSB and the Seller, neither the Internal Revenue Service nor any other governmental authority has proposed any such adjustment or change in accounting method in respect of OSB, which proposal is currently pending and OSB does not have an application pending with any governmental authority requesting permission for any change in accounting method that relates to its business and/or operations. OSB has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. OSB is a "small business corporation" within the meaning of Section 1361(b) of the Code and expects to continue to qualify as a small business corporation within the meaning of such Section at all times until the Closing Date. Except as set forth in Schedule 2.1(j) hereto, OSB does not have liability or any potential or deferred liability for Taxes under Section 1371(d)(2),
Section 1374 or Section 1375 of the Code. OSB has never filed any consolidated, combined or unitary Return for any period ending on or prior to the Closing Date.

          (k) LITIGATION. Except as set forth in Schedule 2.1(k) hereto, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending, or to the best knowledge of OSB and the Seller, threatened against or affecting, or which may affect, OSB or any of its properties, assets or businesses or the transactions contemplated hereby. To the best knowledge of OSB and the Seller, there are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against OSB which are not satisfied.



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

          (l) COMPLIANCE WITH APPLICABLE LAW. OSB is, and at all times since its formation has been in compliance in all material respects with all Federal, state, local and foreign laws, statutes, ordinances, regulations, and administrative rulings (collectively "Laws"), promulgated by any governmental or regulatory authority applicable to OSB or to the conduct of the business or operations of OSB or to the use of its properties and assets, including, without limitation, all environmental Laws and all Laws relating to the Toll Free Telephone Numbers. OSB has not received, and does not know of the issuance or threatened issuance of, any notices of violation or alleged violation of any laws by OSB. Neither OSB nor the Seller know of any pending or proposed legislation applicable to OSB or to the conduct of business or operations of OSB which, if enacted, could have a material adverse effect on the business, results of operations, financial position or prospects of OSB or the value of its properties or assets.

          (m) PERMITS. A list of all permits, approvals, licenses, certificates, franchises, authorizations, consents and orders ("Permits") necessary to the operation of the business of OSB in the manner in which it is presently conducted is set forth on Schedule 2.1(m) hereto. All such Permits are valid and remain in full force and effect. OSB has not engaged in any activity which would cause revocation or suspension of any such Permits and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or threatened. No additional Permits will be required to permit OSB to continue its business substantially in the manner it is presently conducted after the consummation of the transactions contemplated hereby.

          (n) TITLE TO PROPERTIES. OSB does not own any real property. Except as set forth in Schedule 2.1(n) hereto, OSB has good title to all of the properties and assets (personal and mixed, tangible and intangible) reflected on the Interim Balance Sheet or thereafter acquired or which it purports to own (except properties or assets sold or otherwise disposed of in the ordinary course of business consistent with past practice subsequent to the date of the Interim Balance Sheet which in the aggregate did not have a book value in excess of $50,000), free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the Interim Balance Sheet. Schedule 2.1(n) also contains an accurate list setting forth all
(i) real property leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by OSB and
(ii) significant personal property leased by or to OSB or subject to a title retention or conditional sales agreement or other security device. All leases listed in Schedule 2.1(n) are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws and, as to the availability of equitable remedies, subject to the general principles of equity and the discretion of the court having jurisdiction thereof; to the best of the Seller's knowledge there are no existing material defaults by OSB thereunder; no material event of default has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by OSB thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights and obligations of OSB under such leases.

          (o) ACCOUNTS RECEIVABLE; FIXED ASSETS.

               (i) The accounts receivable reflected on the Interim Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded



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amounts thereof, less the amount written off consistent with past practice as set forth in Schedule 2.1(o) hereto, and are not subject to any offsets. The accounts receivable of OSB which were thereafter added are good and collectible in the ordinary course of business at the aggregate amounts recorded on the books of account, less the amount written off consistent with past practice, and are not subject to any offsets.

               (ii) Schedule 2.1(o) hereto contains a complete and accurate list of all items of machinery, equipment and other fixed assets of OSB (the "Equipment") having a book value in excess of $100. To the best of the Seller's knowledge, each such item of Equipment is in good operating condition, normal wear and tear excepted, and is fit for its intended use. To the best of the Seller's knowledge, each such item has been maintained, in all material respects, in accordance with its manufacturer's recommended maintenance practice and with prudent business practice and no such maintenance has been deferred.

          (p) INTELLECTUAL PROPERTY. Schedule 2.1(p) hereto lists all licenses, patents, copyrights, or trademarks owned or used by OSB in the conduct of its business and all applications therefor (the "Intellectual Property"). No officer or director, stockholder or employee of OSB nor any of their Affiliates or Associates has any ownership or other interest in any of the Intellectual Property. To the best knowledge of OSB and the Seller, none of the Intellectual Property is being infringed upon by, or infringes, any licenses, patents, copyrights, trademarks or other intellectual property rights of any other person or entity. Except as set forth in Schedule 2.1(p), the validity of the Intellectual Property and the title thereto of OSB have not been questioned in any litigation or governmental inquiry or proceeding to which OSB, is a party, and, to the best knowledge of OSB and the Seller, no such litigation, governmental inquiry or proceeding is threatened. The conduct of the business of OSB as presently conducted does not conflict with valid licenses, trademarks, trademark rights, trade names, trade name rights, service marks or patents of others in any way likely to affect adversely, in any material respect, the Intellectual Property.

          (q) TOLL FREE TELEPHONE NUMBERS. Schedule 2.1(q) hereto sets forth a complete list of all Toll Free Telephone Numbers owned or used by OSB in the conduct of its business. No officer or director, stockholder or employee of OSB nor any of their Affiliates or Associates has any ownership or other interest in the Toll Free Telephone Numbers. OSB has not warehoused, brokered or hoarded (as those terms are defined in the Second Report and Order and Further Notice of Proposed Rulemaking in CC Docket No. 95-155, Released April 11, 1997, by the Federal Communications Commission ("FCC")) any of the Toll Free Telephone Numbers in violation of any applicable FCC rules or regulations.

          (r) INSURANCE. Schedule 2.1(r) hereto contains a complete and correct list and copies of all policies of insurance in which OSB or its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect and in the reasonable judgment of OSB and the Seller provide the type and amount of coverage reasonably required for the business of OSB.

          (s) BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 2.1(s) hereto contains a complete and correct list showing (i) the name of each bank in which OSB has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from OSB.

          (t) EMPLOYEE ARRANGEMENTS; ERISA. OSB has (i) no union, collective bargaining, employment, management, severance or consulting agreements to which OSB is a party or is otherwise bound, and (ii) no compensation plans, bonus plans, deferred compensation agreements, pension and retirement plans, profit-sharing plans, stock purchase and stock option plans. Schedule 2.1(t) hereto contains a complete and correct list and copies of OSB's hospitalization, insurance plans or arrangements providing for benefits for employees of OSB. Such Schedule also lists the names and compensation of all persons employed by OSB. OSB has no employee benefits plans established or maintained by OSB which are qualified for Federal income tax exemption under Sections 401 and 501 of the Code.

          (u) CERTAIN BUSINESS MATTERS. Except as set forth in Schedule 2.1(u) hereto (i) OSB is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale, distribution or servicing of the Toll Free Telephone Numbers or services related thereto, (ii) OSB does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (iii) there are not pending and, to OSB's and the Seller's best knowledge there are not threatened, any labor negotiations involving or affecting OSB and, to OSB's and the Seller's best knowledge, no organizing activities involving union representation exist in respect of any of its employees, (iv) OSB neither gives nor is bound by any express warranties relating to its services and, to the best knowledge of OSB and the Seller, there has been no assertion of any breach of warranties which could have a material adverse effect on the business or condition (financial or otherwise) of OSB and, to the best knowledge of OSB and the Seller, there are no known claims or complaints by a client representing at least five (5%) percent of the revenue of OSB with respect to any product sold or services provided by OSB, (v) OSB is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person or entity, and (vi) OSB is not a party to or bound by any agreement or involved in any transaction in which any officer, director, debtholder or stockholder, or any Affiliate or Associate of any such person has, or had when made, a direct or indirect material interest.

          (v) CONTRACTS. Schedule 2.1(v) hereto contains a complete and correct list of any and all material contracts, commitments, obligations and undertakings, written or oral, to which OSB is a party or otherwise bound, other than contracts, commitments, obligations and undertakings with customers of OSB producing less than $40,000 in revenue per year. True and complete copies of all written contracts, commitments, obligations and undertakings set forth in
Schedule 2.1(v) hereto have been furnished to Buyer, and except as expressly stated in Schedule 2.1(v), each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is, to the best knowledge of OSB and the Seller, in material default thereunder, and no event, occurrence, condition or act exists which, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder, and OSB is not in material default thereunder and no event, occurrence, condition or act exists by or on behalf of OSB which, with the giving of notice or the lapse of time or both would give rise to a material default by OSB thereunder, and to OSB's and the Seller's best knowledge, there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. To the best of OSB's and the Seller's knowledge there is no reason why any the contracts listed on Schedule 2.1(v), could not be continued between Buyer and OSB's contractual partners on the same terms and conditions as currently apply. Neither OSB nor the Seller has any reason to believe that any of OSB's contractual partners will terminate its relationship with OSB as a result of the acquisition of OSB by Buyer.

          (w) BROKERS. No agent, broker, person or firm acting on behalf of OSB or the Seller or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby, from OSB or the Seller.

          (x) DISCLOSURE. No representation or warranty made by OSB or the Seller herein or in any of the Executed Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

          (y) AFFILIATED TRANSACTIONS. Except as set forth in Schedule 2.1(y) hereto, the Seller (i) is not a party to any agreement, transaction or arrangement (oral or written) with or involving OSB or any Associate or Affiliate of OSB, or (ii) has no claim, monetary or otherwise, of any sort against OSB.

          (z) CLAIMS AGAINST OSB. Except as set forth in Schedule 2.1(z) hereto, OSB has no debts, obligations or liabilities owing to the Seller and, to the best knowledge of OSB, nothing exists that could give rise to a claim by the Seller of any such debts, obligation or liability of OSB to the Seller.

          (aa) DISCLOSURE SCHEDULES. All schedules to this Agreement are integral parts to this Agreement. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Seller is responsible for preparing and arranging the schedules corresponding to the lettered and numbered paragraphs contained herein.

     2.2 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to, and covenants and agrees with Buyer, as follows:

          (a) CAPACITY; VALIDITY. The Seller has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the Seller and constitutes a valid and binding obligation of the Seller enforceable against him in accordance with its terms.

          (b) TITLE TO SECURITIES. The Seller holds of record and owns beneficially (or will own beneficially on the Closing Date) all of the OSB Stock free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, liens, charges, claims, demands, security interests, options, warrants, purchase rights, contracts, commitments or other encumbrances. The Seller is not a party to any option, warrant, purchase right or other agreement or understanding that could require the Seller to sell, transfer or otherwise dispose of any shares of the OSB Stock. The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any shares of the OSB Stock. The sale and transfer of such shares of OSB Stock to Buyer as provided herein shall vest

Buyer with good and marketable title to the OSB Stock, free and clear of all liens, charges, claims and encumbrances.

          (c) RIGHTS TO TOLL FREE TELEPHONE NUMBERS. The Seller does not own or possess any rights in or to the Toll Free Telephone Numbers listed on Schedule 2.1(q) hereto.

          (d) INVESTMENT INTENT. The Seller acknowledges that none of the shares of Parent Common Stock are registered under the Securities Act or any state securities laws. The shares of Parent Common Stock are being acquired by the Seller for investment purposes only and not with a view to the distribution or resale thereof. The Seller has no present intention to sell or otherwise dispose of the Parent Common Stock, except in compliance with the provisions of the Securities Act.

          (e) RESTRICTIONS ON TRANSFER.

               (i) The Seller agrees that he will not transfer or otherwise dispose of (each, a "Transfer") any of the shares of Parent Common Stock (or any interest therein) except upon the terms and conditions specified herein and the Seller will cause any subsequent holder of such shares of Parent Common Stock to agree to take and hold the shares of Parent Common Stock subject to the terms and conditions of this Agreement, if such shares of Parent Common Stock are required to include a legend pursuant to Section 2.2(e)(ii) hereof.

               (ii) Each certificate representing the shares of Parent Common Stock issued to the Seller or to any subsequent stockholder shall include a legend in the following form; PROVIDED, HOWEVER, that such legend shall not be required (and shall be removed by Buyer) if (A) a Transfer is being made in connection with a sale of shares of Parent Common Stock registered under the Securities Act, or in connection with a sale in compliance with Rule 144 under the Securities Act, as such Rule may be amended from time to time (each a "Public Sale") or (B) in the opinion of counsel satisfactory to Buyer that the shares represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

   THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF OR A VALID EXEMPTION THEREFROM.

               (iii) Notwithstanding anything to the contrary in this Section 2.2(e), the Seller shall not Transfer any of the shares of Parent Common Stock except to the extent permitted, and in accordance with, the Shareholder Agreement referred to in Section 4.1(h) hereof.

     2.3 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to, and covenants and agrees with, the Seller as follows:

          (a) ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it and is qualified in each other jurisdiction in which qualification is required for it to own, lease and operate its properties and carry on its business as presently conducted by it, except to the extent that failure to so qualify would not have a material adverse effect on the financial condition, business or operations of Buyer.

          (b) [INTENTIONALLY OMITTED]

          (c) AUTHORITY. The execution and delivery by Buyer of this Agreement and of each of the other Executed Agreements to which it shall be a party, the performance by Buyer of its obligations under this Agreement or such Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement and the Executed Agreements are, or when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws and, as to the availability of equitable remedies, subject to general principles of equity and the discretion of the court having jurisdiction thereof. Neither the execution and delivery by Buyer of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Buyer of its obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of Buyer, (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation or (iii) interfere with or otherwise materially and adversely affect the ability of Buyer to carry on its business as now conducted.

          (d) LITIGATION. There are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending, or to the best knowledge of Buyer, threatened against or affecting, or which may affect, Buyer or any of its properties, assets or businesses or the transactions contemplated hereby. To the best knowledge of Buyer, there are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against Buyer which are not satisfied.

          (e) COMPLIANCE WITH APPLICABLE LAW. Buyer is, and at all times since its formation has been in compliance in all material respects with all Federal, state, local and foreign Laws promulgated by any governmental or regulatory authority applicable to Buyer or to the conduct of the business or operations of Buyer or to the use of its properties and assets. Buyer has not received, and does not know of the issuance or threatened issuance of, any notices of violation or alleged violation of any Laws by Buyer. Buyer does not know of any pending or proposed legislation applicable to Buyer or to the conduct of business or operations of Buyer which, if enacted, could have a material adverse effect on the business, results of operations, financial position or prospects of Buyer or the value of its properties or assets.

          (f) INVESTMENT INTENT. The OSB Stock is being acquired by Buyer for investment purposes only and not with a view to the distribution or resale thereof. Buyer has no present intention to sell or otherwise dispose of the OSB Stock, except in compliance with the provisions of the Securities Act.

          (g) BROKERS. No agent, broker, person or firm acting on behalf of Buyer or under its authority is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby.

          (h) DISCLOSURE. No representation or warranty made by Buyer herein or in any of the Executed Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

     2.4 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to Seller that the authorized capital stock of Parent consists of (i) 15,000,000 shares of Common Stock, par value $.001 per share, of which 100,000 shares are designated Class B Common Stock ("Class B Stock") and (ii) 7,000,000 shares of Series A Preferred Stock, par value $.001 per share. 2,485,000 shares of Common Stock are issued and outstanding, of which 90,500 shares are Class B Stock and 6,520,000 shares of Series A Preferred Stock are issued and outstanding. The shares of the Parent Common Stock being transferred to the Seller in accordance herewith shall be duly and validly issued and fully paid and non-assessable. The transfer of such shares of Parent Common Stock to the Seller as provided herein shall vest the Seller with good and marketable title to the Parent Common Stock, free and clear of all liens, charges, claims and encumbrances.

     3. COVENANTS

     3.1 COVENANTS OF THE SELLER AND OSB. The Seller and OSB jointly and severally covenant and agree to perform or take any and all such actions to effectuate the following from the date hereof until the Closing Date or the termination of this agreement, whichever shall first occur:

          (a) INVESTIGATION BY BUYER. Buyer may, prior to the Closing Date, through its representatives (including its counsel, accountants and consultants) make such investigations of the properties, offices and operations of OSB and such audit of the financial condition of OSB as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, offices, operations and financial condition provided that no unreasonable interference with the normal business operations of OSB be thereby caused; such investigation shall not, however, affect OSB's or the Seller's representations, warranties and agreements hereunder provided that Buyer notifies the Seller of any fact it discovers in such investigation which it believes is in conflict with the representations and warranties made by OSB and/or the Seller hereunder. OSB and the Seller shall permit Buyer and its authorized representatives to have, after the date hereof, full access to the premises and to all books and records and tax returns of OSB and Buyer shall have the right to make copies thereof and excerpts therefrom. OSB and the Seller shall furnish Buyer with such financial and operating data and other information with respect to OSB as Buyer may from time to time reasonably request.

          (b) CARRY ON IN ORDINARY COURSE. Except with Buyer's prior written consent, OSB shall, and the Seller shall cause OSB to, carry on its business diligently and substantially in the same manner as heretofore conducted, and shall not (i) enter into or agree to enter into any extraordinary transaction, contract, lease or commitment, (ii) declare any dividends, nor make any distributions or payments to the Seller other than employment compensation, (iii) redeem any shares of OSB Stock or issue any capital stock or enter into any agreement which grants a right to acquire any of OSB's capital stock, (iv) increase the compensation of any employee of OSB, other than ordinary year-end increases or enter into any severance agreement or employment agreement with any employee of OSB; (v) loan or advance any amounts to any officer, director, stockholder or employee of OSB or enter into any agreement with any of the foregoing or any person related to any of the foregoing, (vi) acquire or dispose of any assets, other than in the ordinary course of business, and (vii) encumber or commit to encumber any of its assets, (viii) take any action, or suffer any action to be taken, which could cause any of the representations or warranties of the Seller or OSB contained herein not to be true and correct on and as of the Closing Date, or (ix) enter into any agreement to take any of the foregoing actions.

          (c) OTHER TRANSACTIONS. OSB and the Seller shall not, and shall cause OSB's directors, officers, employees, agents and Affiliates or Associates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the business or assets of OSB or any of its securities. Should OSB or any of its Affiliates or Associates, during such period, receive any offer or inquiry relating to such acquisition, or obtain information that such an offer is likely to be made, they will provide Buyer with immediate written notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

          (d) CONSENTS. Provided that there is no material cost to, or obligations of, the Seller and provided that Buyer provides all reasonable cooperation, the Seller shall cause OSB to, and OSB shall, use all reasonable efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit it to effectuate this Agreement and to consummate the transactions contemplated hereby (collectively, "Consents"). All such Consents will be in writing and copies thereof will be delivered to Buyer promptly after OSB's receipt thereof but no later than immediately prior to Closing.

          (e) SUPPLEMENTAL DISCLOSURE. The Seller and OSB agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing obligation to promptly supplement or amend the schedules hereto with respect to any matter hereafter discovered which, if existing or known at the date of this Agreement and on the Closing Date, would have been required to be set forth or described in the schedules hereto.

          (f) PUBLIC ANNOUNCEMENTS. The Seller and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of Buyer under applicable securities laws.

     4. CONDITIONS TO CLOSING

     4.1 CONDITIONS OF BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to close under this Agreement is subject to the satisfaction of following conditions any of which may be waived by Buyer in writing at or prior to
Closing:

          (a) DUE DILIGENCE. Buyer shall have completed, to its satisfaction, its business, legal, tax and accounting due diligence.

          (b) AGREEMENTS AND CONDITIONS. On or before the Closing Date, the Seller and OSB shall have complied with and duly performed all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller and OSB contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (d) LOSS, DAMAGE OR DESTRUCTION. Between the date hereof and the Closing Date there shall not have been any loss, damage or destruction to or of any of the assets, property or business of OSB in excess of $50,000 in the aggregate, whether or not covered by insurance, nor shall the assets, properties, business or prospects of OSB have been adversely affected in any way as a result of any fire, accident, or other casualty, war, civil strife, riot or act of God or the public enemy or otherwise.

          (e) NO LEGAL PROCEEDINGS. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting OSB which involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of OSB.

          (f) CERTIFICATE. Buyer shall have received a certificate dated the Closing Date and executed by the Seller and an authorized officer of OSB to the effect that the conditions expressed in Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(e) have been fulfilled.

          (g) CONSENTS. Buyer shall have received all Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

          (h) EMPLOYMENT AGREEMENTS. Buyer shall have entered into Employment Agreements with each of the Seller, Daniel L. Sullivan and Shane Lewis, in form and substance satisfactory to Buyer.

          (i) SHAREHOLDERS AGREEMENT. The Seller shall have entered into a Shareholders Agreement, in form and substance satisfactory to Buyer.

          (j) ESCROW AGREEMENT. The Seller and the Escrow Agent shall have entered into the Escrow Agreement.

          (k) RESIGNATIONS OF OFFICERS AND DIRECTORS. Buyer shall have received resignations effective as of the Closing Date from all of the executive officers and each of the members of the board of directors of OSB.

          (l) CERTIFICATES OF STATUS. Buyer shall have received certificates from the Secretary of State of Florida and of each jurisdiction set forth in
Schedule 2.1(a) hereto, providing that OSB has filed its most recent annual report, has not filed articles of dissolution and is in good standing in each such jurisdiction.

          (m) OPINION OF COUNSEL. The Seller shall have furnished Buyer with a favorable opinion of Williams, Parker, Harrison, Dietz & Getzen, counsel for OSB and the Seller, dated as of the Closing Date, and in form and substance reasonably satisfactory to Buyer.

          (n) GENERAL RELEASE OF OSB BY THE SELLER. The Seller shall have fully released and discharged OSB from any and all obligations owing to him by OSB and all claims, actions or suits that he now has or may hereafter have against OSB in form and substance satisfactory to Buyer and its counsel.

          (o) CERTIFICATE OF NET WORTH. Buyer shall have received certificate from the Seller certifying that the Net Worth is not less than [******].

          (p) SS&L ACQUISITION. Simultaneously with the Closing, Buyer shall have acquired all of the issued and outstanding capital stock of SS&L.

     4.2 CONDITIONS OF THE SELLER' AND OSB'S OBLIGATIONS TO CLOSE. The obligations of the Seller and OSB to close under this Agreement are subject to the following conditions any of which may be waived by OSB in writing at or prior to Closing:

          (a) AGREEMENTS AND CONDITIONS. On or before the Closing Date, Buyer shall have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (c) CLOSING CERTIFICATE. The Seller shall have received a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that the conditions contained in Section 4.2(a) and (b) have been fulfilled.

          (d) ESCROW AGREEMENT. Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

          (e) OPINION OF COUNSEL. Buyer shall have furnished the Seller with a favorable opinion of Gunderson, Dettmer, counsel for Buyer, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Seller.

          (f) SS&L ACQUISITION. Simultaneously with the Closing, Buyer shall have acquired all of the capital stock of SS&L.

          (g) RELEASE OF GUARANTIES. The Seller shall have received a written release or termination of each of the guaranties set forth on Schedule 2.1(y) hereto.

     5. TAX MATTERS

     5.1 TAX RETURNS. Buyer shall prepare and file, or cause to be prepared and filed, all Returns for OSB that are due after the Closing Date, including, without limitation, Returns relating to period(s) ending on or prior to the Closing Date which are due after the Closing Date except the income tax returns described in the following sentence. Notwithstanding the preceding sentence, the Seller shall prepare and file, or cause to be prepared and filed, all U.S. Federal, state and local income tax Returns of OSB for all period(s) ending on or prior to the Closing Date and no such Returns shall subsequently be amended or refiled without the prior written consent of Buyer, which consent shall not be unreasonably withheld. The Seller shall permit Buyer to review and comment on each Return prepared by or on behalf of the Seller in accordance with the preceding sentence prior to filing and shall make such revisions to such Returns as are reasonably requested by Buyer. Buyer shall cause all such Returns to be signed by an authorized officer of OSB to permit timely filing thereof (including permitted extensions).

     5.2 TAX ELECTION. Buyer may require the Seller to join in making the election permitted by Section 338(h)(10) of the Code (the "Election") with respect to OSB. If Buyer elects to do so, the following procedure shall be followed:

          (a) Not later than six months after the Closing Date, Buyer shall deliver to the Seller the following:

               (i) A notice signed by Buyer stating Buyer's intent to make the Election and requesting the Seller to join in the Election.

               (ii) A completed Form 8023-A signed by the Buyer.

               (iii) A copy of form 1120S that Buyer proposes be filed by OSB with respect to the period from January 1, 1998 through the Closing Date (the "1998 Period"), either as the initially filed return, or as an amended return.

               (iv) A copy of all work papers upon which the form 1120S is based.

          (b) Within 30 days after receipt of the items described in subparagraph (i) above, the Seller shall deliver to Buyer the following:

               (i) A notice signed by the Seller stating whether or not, based upon information available to the Seller at the time, he accepts the accuracy, completeness, and form of presentation of Form 1120S prepared by Buyer, with a reasonably detailed explanation of any non-acceptance.

               (ii) A detailed calculation of the Seller's estimate of the Additional Tax and Expenses, as defined below, to which the Seller would be subjected if the Election is made. For this purpose, "Additional Tax" shall mean the difference between the amount of the Seller's federal and Florida income tax liability, were the Election to be made, and the amount of such liability were the Election not to be made. The Seller's tax liability arising from the sale of stock of OSB, were the Election not to be made, shall be based upon the consideration stated in this contract (including all amounts paid or payable to the Seller pursuant to this paragraph), the Seller's stock basis as conclusively determined by the Seller's certified public accountant, and a twenty percent capital gains tax rate. "Expenses" as used above, means all out-of-pocket third party legal and accounting expenses which the Seller, as of the date of the calculation, reasonably expects to incur in connection with the actions that the Seller shall then have taken, and expect to take in the exercise of reasonable prudence, as a direct consequence of the filing of the Election.

          (c) Within 20 days after the receipt by Buyer of the items described in Section 5.2(b) above, Buyer shall deliver to the Seller the following:

               (i) A notice signed by Buyer stating whether or not Buyer accepts the determination of the Additional Tax and Expenses stated by the Seller in the notice described in Section 5.2(b)(ii) above.

               (ii) If Buyer accepts the calculation a cashier's check in the amount of the Additional Tax and Expense specified by the Seller in the calculation of Section 5.2(b)(ii).

               (iii) An agreement in form satisfactory to the Seller whereunder Buyer indemnifies the Seller against all Additional Tax and Expenses which the Seller may incur prior to the final determination and payment of the Additional Tax and the Seller agrees to reimburse Buyer to the extent the Additional Taxes and Expenses specified in Section 5.2(b)(ii) shall exceed the actual amount of Additional Taxes and Expenses incurred by the Seller. In the event that Buyer does not indemnify the Seller in time for the Seller to pay the Additional Taxes on a timely basis, Buyer shall pay any interest and penalties resulting therefrom.

          (d) Within 20 days after the receipt by Buyer of the items described in Section 5.2(b) above, Buyer and the Seller shall attempt to agree on a form of security, satisfactory to Buyer and the Seller, to secure the agreement set forth in Section 5.2(c)(iii) above, in an amount equal to 50% of the amount paid under Section 5.2(b)(ii). In the event that the parties are unable to agree, the Seller shall not be required to join in making the Election.

          (e) If the security described in Section 5.2(d) has been agreed to, within 5 days after the receipt by the Seller of the items described in Section 5.2(c) above, in form satisfactory to Seller, but in no event later than eight months after the Closing Date, the Seller shall execute and deliver to Buyer the Form 8023-A.

          (f) In the event that a dispute arises between Buyer and the Seller as to the accuracy, completeness or method of presentation of tax returns, calculations, etc. under Sections 5.2(a) and (b) above, the parties shall consult with each other in an attempt to resolve the dispute. If the dispute cannot be thus resolved, the dispute shall be resolved by binding arbitration to be carried out by a national accounting firm mutually acceptable to Buyer and the Seller at Buyer's expense. The Seller's Expenses incurred in connection with the resolution of such dispute. If the parties are unable to agree on the selection of an arbitrator within 5 days of the notice of dispute, Arthur Anderson shall be the arbitrator.

          (g) Notwithstanding anything contained herein to the contrary, if the Election is made, the Seller shall have no liability for any federal, state or local income tax, or any other kind of tax, imposed upon OSB under Section 1374 of the Code or otherwise, as a consequence of the Election, nor any Expense incurred in connection therewith, nor will any representation, warranty or covenant hereunder be deemed to be breached by any such tax liability, and Buyer shall indemnify the Seller against any and all of the foregoing.

          (h) Each party shall provide all reasonable cooperation to the other party hereunder to implement the foregoing procedure and to attempt to permit the timely filing of Form 8023-A if the Buyer intends to make the Election.

          (i) If the Seller's Form 1040 for 1998 is audited by Internal Revenue Service and any issue concerning the amount of tax arising from the Election is raised as an issue, the Seller shall promptly notify Buyer, and Buyer shall have the opportunity to participate in and/or undertake the defense of such item according to the procedures set forth in Section 6 hereof relating to indemnification.

          (j) Buyer shall pay to the Seller, within 15 days after the Seller shall give Buyer written notice, any and all amounts for which the Seller becomes obligated as Additional Tax and Expense. The Seller shall pay to Buyer within 15 days after Buyer shall give the Seller written notice, any and all amounts to the extent the Additional Taxes and Expenses paid to the Seller shall exceed the actual amount of Additional Taxes and Expenses incurred by the Seller. Any amounts due under this Section 5.2 not timely paid shall bear interest at 10% per annum.

     5.3 TRANSFER TAXES. Notwithstanding anything to the contrary contained herein, the Seller, shall assume and pay all sales, use, privilege, transfer, stock transfer, real property transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party hereto incurred in connection with any of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") and shall, at their own expense, accurately file all necessary Returns and other documentation with respect to any Transfer Tax other than Returns which Buyer is responsible for filing under applicable law. The Seller agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish a lawful exemption from (or otherwise lawfully reduce), or file Returns with respect to, such Transfer Taxes.

     5.4 AMENDMENTS.

          (a) The Seller shall not (and shall not cause or permit OSB to) amend, refile or otherwise modify any Return relating in whole or in part to OSB with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

          (b) Buyer and the Seller shall (i) assist the other party in preparing any Returns which such other party is responsible for preparing and filing in accordance with Section 5.1 above, (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Returns of OSB, and (iii) make available to the other party and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of OSB.

     5.5 NOTICES. Each of the Seller and Buyer shall (and shall cause their respective Affiliates to): provide timely notice to the other in writing of any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim delivered, sent, commenced or initiated to or against OSB by any taxing authority with respect to taxable periods for which the other may have a liability hereunder and furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

     6. INDEMNIFICATION

     6.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties of the Seller in this Agreement or in any document delivered pursuant hereto shall survive the Closing Date for a period of three years and shall then terminate; PROVIDED, HOWEVER, that (i) any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination and (ii) such time limitation shall not apply to the representations and warranties set forth in Section 2.2(b) hereof, which shall survive indefinitely, and Sections 2.1(h), 2.1(j), 2.1(l), 2.1(n) hereof, which shall survive until the expiration of the applicable statute of limitations.

     6.2 INDEMNITORS; INDEMNIFIED PERSONS. For purposes of this Section 6, each party which, pursuant to this Section 6, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the "Indemnitor", and each such person and entity who is entitled to be indemnified by any Indemnitor shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

     6.3 INDEMNITY OF THE SELLER. The Seller and, with respect only to claims made hereunder by Buyer prior to the Closing, OSB, hereby jointly and severally agree to indemnify, hold harmless and reimburse Buyer and its directors, officers, stockholders, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of any breach or alleged breach of any representation, warranty, covenant or agreement of OSB or the Seller contained in this Agreement and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result therefrom. The Seller and OSB further agree that they shall not, without the prior written consent of Buyer settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 6.3 from all liability arising out of such claim, action, suit or proceeding. Notwithstanding the foregoing, no Indemnified Person shall be entitled to recovery under this
Section 6.3 in respect of any claims, liabilities, losses, damages and expenses if, and only to the extent that, the condition or event giving rise to such claim, liability, loss, damage or expense is reflected in the calculation of an Adjustment Amount pursuant to Section 1.4(c) hereof and, conversely, no Adjustment Amount pursuant to Section 1.4(c) hereof shall operate as a limitation hereunder to the extent that such Adjustment Amount shall not fully satisfy such claim, liability, loss, damage or expense.

     6.4 INDEMNITY OF BUYER. Buyer hereby agrees to indemnify, hold harmless and reimburse the Seller and OSB and OSB's directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of any breach or alleged breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred, in connection with paying investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result therefrom. Buyer further agrees that it shall not, without the prior written consent of the Seller and OSB, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of the Seller and OSB under this Section 6.4 from all liability arising out of such claim, action, suit or proceeding.

     6.5 LIMITATION ON INDEMNIFICATION. The indemnification obligations provided for by Sections 6.3 and 6.4 hereof shall not come into effect until the Indemnified Persons shall have suffered damages by reason of all matters and actions covered by Sections 6.3 and 6.4 hereof exceeding an aggregate threshold of $25,000.

     6.6 PROCEDURES FOR INDEMNIFICATION; DEFENSE. Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified

Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; PROVIDED, HOWEVER, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense except as otherwise provided above in this Section 6.5, so long as such participation does not interfere with the Indemnitor's control of such litigation.

     6.7 TAX INDEMNITY. The Seller shall indemnify and hold harmless and reimburse Buyer from and against all Federal, state and local income Taxes, imposed upon OSB for any taxable year ending on or prior to the Closing Date, except to the extent such Taxes shall be incurred as a result of the Code
Section 338(h)(10) election.

     7. NON-COMPETITION; CONFIDENTIALITY

     7.1 NON-COMPETITION. Following the Closing Date and for a period of three
(3) years thereafter, the Seller shall not, directly or indirectly, (a) engage in any business or activity that competes with the business in which OSB or any of its Affiliates is currently engaged, anywhere in the United States, other than the captive call center business (the "Business"); (b) enter the employ of any person or entity engaged in any business or activity that competes with the Business or render any consulting or other services to any person or entity for use in or with the effect of competing with the Business; or (c) have an interest in any business or activity that competes with the Business, in any capacity, including, without limitation, as an investor, partner, stockholder, officer, director, principal, agent, employee, or creditor; PROVIDED, HOWEVER, that nothing herein shall prevent the purchase or ownership by the Seller of less than 3% of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities and Exchange Act of 1934, as amended, nor the Seller's ownership of any amount of the Buyer's equity securities, nor the Seller's employment by Buyer or an affiliate of Buyer.

     7.2 NO COMPETING INTERESTS. The Seller hereby represents and warrants to Buyer that he has no ownership or other interest in any business or activity that competes, directly or indirectly, with the Business except for ownership of stock of and other activities in connection with SS&L.

     7.3 NON-DISRUPTION. Following the Closing Date and for a period of five (5) years thereafter, the Seller shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship then known to the Seller, contractual or otherwise, between OSB or any of its Affiliates, on the one hand, and any of its customers, suppliers or employees, on the other hand.

     7.4 CONFIDENTIALITY. The Seller shall not use for his own behalf or divulge to any other person or entity any confidential information or trade secrets of or relating to Buyer in any manner whatsoever (except as authorized and required in connection with the Seller's relationship with Buyer or any of its Affiliates during the term of such relationship or except as may be required under legal process by subpoena or other court order; PROVIDED, HOWEVER, that the Seller shall give Buyer prompt prior written notice thereof in order to contest such requirement or order). As used herein, confidential information shall consist of all information, knowledge or data relating to Buyer or any of its Affiliates (including, without limitation, all information relating to inventions, procedures and operations, processes and methods, financial information, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available, except for information which the Seller can demonstrate by written records was previously known to him, is now, or becomes in the future, public knowledge, other than through acts or omissions of the Seller, is lawfully obtained by the Seller from sources independent of the Buyer, or is subsequently developed by the Seller independent of confidential information or trade secrets of or relating to Buyer in connection with this transaction.

     7.5 REMEDIES UPON BREACH. The Seller acknowledges and agrees that (a) Buyer shall be irreparably injured in the event of a breach by the Seller of any of his obligations under this Section 7; (b) monetary damages shall not be an adequate remedy for such breach; (c) Buyer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims which the Seller may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of its rights under this Agreement.

     8. MISCELLANEOUS PROVISIONS

          (a) CONFIDENTIALITY. OSB, the Seller and Buyer agree not to, directly or indirectly, without the prior written consent of the other, use or disclose to any person, firm or corporation, any of the terms of this Agreement, except as may be required by the disclosure obligations of Buyer under applicable securities laws or as may be required to be disclosed to the attorneys and/or accountants of the parties hereto in connection with the transactions contemplated hereby.

          (b) NOTIFICATION. Each party hereto shall give the other party or parties hereto prompt written notice of (i) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the party giving such notice made herein or pursuant hereto and (ii) the taking of any action by the party giving such notice that would breach or violate, or constitute a default under, any agreement or covenant of such party made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of the parties made herein or pursuant hereto.

          (c) EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          (d) NOTICES. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given when delivered by hand, telecopied or posted in the

United States mail by registered or certified mail with postage pre-paid, return receipt requested, (i) if to Buyer, to Teleservices Acquisition Corporation, c/o Hertzog, Calamari & Gleason, 100 Park Avenue, New York, New York 10016,
Attention: John D. Vaughan, Esq., facsimile number: (212) 213-1199; and (ii) if to the Seller, to 1297 Ringling Boulevard, Sarasota, Florida 34237, Attention:
Mr. Jerry D. Lewis, facsimile number: (941) 906-9099, or to such other address(es) as shall be specified by like notice to the other parties.

          (e) AMENDMENTS. This Agreement may be amended or modified at any time prior to the Closing Date, but only by a written instrument executed by all of the parties hereto.

          (f) ENTIRE AGREEMENT. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

          (g) APPLICABLE LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York. The parties hereby consent to the exclusive jurisdiction of Federal and New York State courts located in the County of New York and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.

          (h) TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

               (i) By mutual written agreement of Buyer and the Seller;

               (ii) By either Buyer or the Seller, if the Closing has not occurred within 30 days of the date hereof, upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the principal reason for the Closing's failure to occur;

               (iii) Subject to the provisions of Section 8(i) hereof, by Buyer, by written notice to the Seller and OSB, if there has been a material violation or breach of any of the Seller's or OSB's covenants or agreements made herein or in connection herewith or if any representation or warranty of the Seller or OSB made herein or in connection herewith proves to be materially inaccurate or misleading; or

               (iv) Subject to the provisions of Section 8(i) hereof, by the Seller, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading.

          (i) EFFECTS OF TERMINATION. If this Agreement is terminated as provided in Section 8(h) hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective stockholders, officers, directors or employees), except based on the agreements contained in
Section 6.3 and 6.4 hereof; PROVIDED, HOWEVER, that if Buyer terminates this Agreement pursuant to Section 8(h)(iii) hereof, or the Seller terminates this Agreement pursuant to Section 8(h)(iv) hereof, the non-terminating party shall remain liable for any breach hereof.

          (j) HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

          (k) FEES AND DISBURSEMENTS. Buyer shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, execution and delivery of this Agreement and the fees and expenses and disbursements of the counsel to OSB and the Seller shall be paid by the Seller.

          (l) ASSIGNMENT. This Agreement may not be assigned by OSB or the Seller without the prior written consent of Buyer. This Agreement may not be assigned by Buyer, except for an assignment by Buyer to any Affiliate, without the prior written consent of the Seller.

          (m) BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (n) SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          (o) RECORDS RETENTION. On the Closing Date the Seller shall deliver to the Buyer all books, records and other documents ("Books and Records") pertaining to the business of OSB, including, without limitation,

               (i) all instruments, documents and evidences of title of any of the assets of OSB and the OSB Stock;

               (ii) all books of account, ledgers, minute books and other records of OSB;

               (iii) any and all other documents, records and writing of any kind whatsoever which on the Closing Date shall be possessed by the Seller or OSB for use to any extent or in any manner in connection with the business of OSB.

Buyer shall permit the Seller or his duly authorized representatives at any time and from time to time between the hours of 9:00 a.m. and 5:00 p.m., local time, on weekdays excepting holidays, or upon reasonable prior written notice, during the period of six (6) years following the Closing to examine, inspect, photocopy and/or copy such Books and Records then in the possession of Buyer as shall pertain to the operation of the OSB business for the period ending on the Closing Date.

                  IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement the day and year first above written.


                                 TELESERVICES ACQUISITION CORPORATION



                                 By: /s/ Richard F. Gaccione
                                     -------------------------------------------
                                     Title: Chairman

                                 TELESERVICES HOLDINGS CORPORATION
                                 with respect only to Section 2.4 hereof



                                 By: /s/ Richard F. Gaccione
                                     -------------------------------------------
                                     Title: Chairman

                                 OPERATORS STANDING BY, INC.



                                 By: /s/ Jerry D. Lewis
                                     -------------------------------------------
                                     Title: President

                                 Seller:



                                     /s/ Jerry D. Lewis
                                 -----------------------------------------------
                                     Jerry D. Lewis



                                       29